Exhibit 99.1

2002 ANNUAL REPORT
BWAY Corporation and Subsidiaries

Independent Auditors’ Report

To the Board of Directors
BWAY Corporation

We have audited the accompanying consolidated balance sheets of BWAY Corporation and subsidiaries (the “Company”) as of September 29, 2002 and September 30, 2001 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended September 29, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 29, 2002 and September 30, 2001, and the results of its operations and its cash flows for each of the three years in the period ended September 29, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17 to the consolidated financial statements, on September 30, 2002 the Company has entered into an Agreement and Plan of Merger.

Deloitte & Touche LLP
Atlanta, Georgia
November 1, 2002

CONSOLIDATED BALANCE SHEETS
BWAY Corporation and Subsidiaries

($ in thousands)	September 29 2002	September 30 2001

Assets

Current assets
Cash and equivalents	$19,490	$285
Accounts receivable, net of allowance for doubtful accounts of $1,769 and $750	51,005	45,052
Inventories, net	44,394	44,989
Current income taxes receivable	—	1,355
Deferred tax asset	5,388	11,880
Assets held for sale	1,023	1,231
Other	2,062	1,616

Total current assets	123,362	106,408

Property, plant and equipment, net	106,820	113,365

Other assets
Goodwill, net of accumulated amortization of $16,553 and $14,291	67,968	70,230
Intangibles, net	4,191	4,618
Deferred financing fees, net of accumulated amortization of $3,002 and $2,025	3,345	4,322
Other	1,000	1,952

Total other assets	76,504	81,122

Total Assets	$306,686	$300,895

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$66,333	$68,881
Accrued salaries and wages	9,885	7,935
Accrued interest	4,797	4,844
Accrued rebates	6,208	5,129
Other	15,672	11,250

Total current liabilities	102,895	98,039

Long-term debt	100,000	112,808

Long-term liabilities
Deferred income taxes	18,865	18,388
Other	12,278	11,225

Total long-term liabilities	31,143	29,613

Commitments and contingencies

Stockholders’ equity
Preferred stock, $.01 par value, shares authorized 5,000,000	—	—
Common stock, $.01 par value, shares authorized 24,000,000; shares issued 9,851,002	99	99
Additional paid-in capital	36,627	36,760
Retained earnings	48,669	36,413

	85,395	73,272

Less: Treasury stock, at cost, shares held 1,142,376 and 1,149,196	(12,747)	(12,837)

Total stockholders’ equity	72,648	60,435

Total Liabilities and Stockholders’ Equity	$306,686	$300,895

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
BWAY Corporation and Subsidiaries

	Years Ended
($ in thousands, except per share data)	September 29 2002	September 30 2001	October 1 2000

Net sales	$527,601	$475,039	$479,775

Costs, expenses and other
Cost of products sold (excluding depreciation and amortization)	456,788	425,084	422,834
Depreciation and amortization	19,582	20,713	22,412
Selling and administrative expense	14,179	15,610	17,057
Merger-related transaction costs (Note 17)	1,478	—	—
Restructuring and impairment charge	1,250	21,500	5,900
Interest expense, net	13,109	15,325	16,657
Gain on curtailment of postretirement benefits	—	—	(1,171)
Other, net	(597)	(970)	(662)

Total costs, expenses and other	505,789	497,262	483,027

Income (loss) before income taxes and extraordinary loss	21,812	(22,223)	(3,252)

Provision for (benefit from) income taxes	9,556	(6,042)	(334)

Income (loss) before extraordinary loss	12,256	(16,181)	(2,918)

Extraordinary loss resulting from the extinguishment of debt, net of related tax benefit of $115	—	(307)	—

Net income (loss)	$12,256	$(16,488)	$(2,918)

Income (loss) per common share

Basic income (loss) per common share
Income (loss) before extraordinary loss	$1.41	$(1.80)	$(0.31)
Extraordinary item	—	(0.04)	—

Net income (loss) per common share	$1.41	$(1.84)	$(0.31)

Diluted income (loss) per common share
Income (loss) before extraordinary loss	$1.33	$(1.80)	$(0.31)
Extraordinary item	—	(0.04)	—

Net income (loss) per common share	$1.33	$(1.84)	$(0.31)

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
BWAY Corporation and Subsidiaries
	Years Ended
	September 29 2002	September 30 2001	October 1 2000
($ in thousands)
Common stock and additional paid-in capital
Balance, beginning of year	$36,859	$36,859	$37,301
Issuance of treasury stock for stock options exercised	(165)	—	—
Tax benefit of stock options exercised	32	—	—
Issuance of treasury stock for employee profit sharing plan	—	—	(442)

Balance, end of year	$36,726	$36,859	$36,859

Retained earnings
Balance, beginning of year	$36,413	$52,901	$55,819
Net income (loss)	12,256	(16,488)	(2,918)

Balance, end of year	$48,669	$36,413	$52,901

Treasury stock, at cost
Balance, beginning of year	$(12,837)	$(10,799)	$(11,067)
Issuance of treasury stock for stock options exercised	479	—	—
Purchase of treasury stock, net	(389)	(2,038)	(471)
Issuance of treasury stock for employee profit sharing plan	—	—	739

Balance, end of year	$(12,747)	$(12,837)	$(10,799)

Total stockholders’ equity	$72,648	$60,435	$78,961

(in thousands)
Common Stock share data
Shares issued	9,851	9,851	9,851

Treasury stock
Balance, beginning of year	(1,149)	(584)	(542)
Issuance of treasury stock for stock options exercised	43	—	—
Purchase of treasury stock, net	(36)	(565)	(81)
Issuance of treasury stock for employee profit sharing plan	—	—	39

Balance, end of year	(1,142)	(1,149)	(584)

Common stock shares issued and outstanding	8,709	8,702	9,267

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
BWAY Corporation and Subsidiaries

	Years Ended
($ in thousands)	September 29 2002	September 30 2001	October 1 2000
Cash Flows from Operating Activities
Net income (loss)	$12,256	$(16,488)	$(2,918)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	16,743	17,538	18,540
Amortization of goodwill and other intangibles	2,839	3,175	3,872
Amortization of deferred financing costs	977	992	851
Gain on curtailment of post-retirement benefits	—	—	(1,171)
Extraordinary loss related to debt extinguishment, net of related tax benefit of $115	—	307	—
Provision for doubtful accounts	1,019	944	2
Restructuring and impairment charge	1,250	21,500	5,900
Gain on disposition of property, plant and equipment	(203)	(1,013)	(429)
Gain on the sale of equity securities	(418)	—	—
Deferred income taxes	6,969	(6,548)	1
Changes in assets and liabilities:
Accounts receivable	(6,972)	(1,612)	8,783
Inventories	595	328	3,509
Other assets	356	1,401	2,674
Accounts payable	2,029	3,170	(2,602)
Accrued and other liabilities	4,336	(3,386)	(12,264)
Income taxes, net	4,287	1,808	549

Net cash provided by operating activities	46,063	22,116	25,297

Cash Flows from Investing Activities
Capital expenditures	(10,586)	(9,421)	(10,907)
Proceeds from the disposition of property, plant and equipment	640	5,381	2,432
Proceeds from the sale of equity securities	418	—	—

Net cash used in investing activities	(9,528)	(4,040)	(8,475)

Cash Flows from Financing Activities
Net borrowings (repayments) under bank revolving credit agreement	(12,808)	36,608	(20,300)
Extinguishment of long-term debt	—	(50,000)	—
Principal payments under capital leases	(37)	—	—
Increase (decrease) in unpresented bank drafts	(4,410)	(775)	4,527
Purchase of treasury stock, net	(389)	(2,038)	(471)
Issuance of treasury stock for stock options exercised	314	—	—
Financing costs incurred	—	(2,547)	(313)

Net cash used in financing activities	(17,330)	(18,752)	(16,557)

Net increase (decrease) in cash equivalents	19,205	(676)	265
Cash and equivalents, beginning of year	285	961	696

Cash and equivalents, end of year	$19,490	$285	$961

Continued on next page . . .

CONSOLIDATED STATEMENTS OF CASH FLOWS
BWAY Corporation and Subsidiaries

. . . continued from prior page
	Years Ended
($ in thousands)	September 29 2002	September 30 2001	October 1 2000
Supplemental Disclosures of Cash Flow Information
Cash paid (refunded) during the period for:
Interest	$11,720	$14,345	$16,206

Income taxes	$(1,700)	$(1,303)	$(885)

Non-Cash Investing and Financing Activities
Amounts owed for capital expenditures	$319	$469	$980

Capital lease additions	$328	$—	$—

Treasury stock issued for employee savings plan	$—	$—	$297

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
BWAY Corporation and Subsidiaries

1.	Business and Summary of Significant Accounting Policies

Business Operations

BWAY Corporation (“BWAY”) is a holding company whose significant subsidiary, BWAY Manufacturing, Inc. (“BWAY Manufacturing”) (collectively the “Company”) manufactures and distributes metal containers and provides material center services primarily in the United States and Canada. In the fourth quarter of fiscal 2001, the Company merged its Milton Can Company, Inc. subsidiary into BWAY Manufacturing. The Company sells and markets its products under the BWAY Corporation name. The Company reports its operations in one segment in accordance with Statement of Financial Accounting Standards (“SFAS”) 131, Disclosures about Segments of an Enterprise and Related Information.

Subsequent Event

On September 30, 2002, the Company entered into an Agreement and Plan of Merger with BCO Holding Company, an affiliate of Kelso & Company, L.P., and BCO Acquisition, Inc. pursuant to which all outstanding shares of the Company’s common stock, with certain exceptions, will be acquired for $20.00 per share in cash. See Note 17 for further information.

Basis of Presentation

The consolidated financial statements of the Company include the accounts of BWAY and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Fiscal Year

The Company’s fiscal year is a 52- or 53-week fiscal period ending on the Sunday nearest to September 30. Each of the three years in the period ended September 29, 2002 is a 52-week fiscal period.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Trade Accounts and Notes Receivable

Trade accounts and notes receivables are recorded net of allowances for collectibility. Management estimates these allowances based on customer relationships, the aging and turns of accounts receivable and customer credit worthiness, concentrations and payment history.

Inventories

Inventories are carried at the lower of cost or market, with cost determined under the last-in, first-out (LIFO) method of inventory valuation. The Company estimates reserves for inventory obsolescence and shrinkage based on management’s judgment of future realization.

Property, Plant and Equipment

The Company’s property, plant and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives as follows: land improvements, buildings and improvements, 10 to 30 years; machinery and equipment, 5 to 15 years; furniture and fixtures, 5 to 7 years; computer information systems, 1 to 7 years. Leasehold improvements are amortized over the lesser of the estimated useful lives or the remaining lease term.

Equipment under capital leases is amortized using the straight-line method over the lesser of the estimated useful lives or the terms of the leases. The Company periodically assesses the appropriateness of and makes revisions to the remaining estimated useful lives of property, plant and equipment.

The Company capitalizes expenditures for major renewals and replacements and charges against income expenditures for maintenance and repairs. When the Company retires or otherwise disposes of property, plant and equipment, the asset balances are removed from the related asset and accumulated depreciation accounts and any resulting gain or loss is credited or charged to income.

        Interest is capitalized in connection with the installation of major machinery and equipment acquisitions. The capitalized interest is recorded as part of the cost of the related asset and is amortized over the asset’s estimated useful life. In fiscal 2002, 2001 and 2000, approximately $190 thousand, $30 thousand and $350 thousand of interest cost was capitalized, respectively.

Computer Information Systems

Costs directly associated with the initial purchase, development, and implementation of computer information systems are capitalized and included in property, plant and equipment. Such costs are amortized on a straight-line basis over the expected useful life of the systems, principally five to seven years. Ongoing maintenance costs for computer information systems are expensed as incurred or, in the case of prepaid agreements, amortized to expense over the applicable term.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
BWAY Corporation and Subsidiaries

Intangible Assets

Intangible assets consist of identifiable intangibles (trademarks, customer lists, and covenants not-to-compete) and goodwill. Identifiable intangibles are amortized over the term of the agreement (5 to 7 years) or estimated useful life (2 to 17 years). Goodwill is amortized on a straight-line basis over the estimated useful life (20 to 40 years). See discussion of SFAS 142, Goodwill and Other Intangible Assets, under “Recent Accounting Pronouncements” below.

Deferred Financing Costs

Deferred financing costs are amortized over the term of the related financing agreement using the straight-line method, which approximates the effective yield method.

Revenue Recognition

The Company recognizes revenue when product is shipped and title and risk of loss passes to its customers. Provisions for discounts, returns, allowances, customer rebates and other adjustments are provided for in the same period as the related revenues are recorded.

Accrued Rebates

The Company enters into contractual agreements with its customers for rebates on certain products. The Company accrues a provision for these rebates and takes a charge against net sales in the same period as the associated revenue is recognized.

Comprehensive Income

The Company follows the disclosure requirements of SFAS 130, Reporting Comprehensive Income. SFAS 130 requires the disclosure of total non-shareholder changes in equity and its components, which would include all changes in equity during a period except those resulting from investments by and distributions to shareholders. The components of other comprehensive income applicable to the Company are translation gains and losses on foreign currency and certain transactions associated with derivative instruments. (See discussion of “Derivative Financial Instruments” below). There were no material translation gains and losses on foreign currency or derivative instrument transactions during the fiscal years 2002, 2001 and 2000. As a result, there were no components of other comprehensive income applicable to the Company during those periods.

Income Taxes

The Company accounts for income taxes in accordance with SFAS 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. In accordance with SFAS 109, deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense (benefit) is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Under SFAS 109, a valuation allowance is required when it is more likely than not that some portion of the deferred tax assets will not be realized. Realization is dependent on generating sufficient future taxable income. Although realization is not assured, management believes it is more likely than not that all the deferred tax assets will be realized. Accordingly, the Company has not provided a valuation allowance.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

The Company reviews for impairment, on a quarterly basis, long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable based on estimates of future undiscounted cash flows. In the event of impairment, the asset is written down to its fair market value. Impairment of goodwill and write-down, if any, is measured based on estimates of future discounted cash flows including interest charges. Assets to be disposed of are recorded at the lower of net book value or fair market value less cost to sell at the date management commits to a plan of disposal and are classified as assets held for sale on the consolidated balance sheet. In fiscal 2001, the Company recorded an intangible asset impairment charge related to tradenames and goodwill. (See Other Intangible Assets and Restructuring and Impairment Charge, Notes 4 and 12, respectively).

Disclosures about Fair Value of Financial Instruments

A summary of the fair value of the Company’s financial instruments and the methods and significant assumptions used to estimate those values is as follows:

Short-Term Financial Instruments –The fair value of short-term financial instruments, including cash and equivalents, trade accounts receivable and payable, certain accrued liabilities, and current maturities of long-term debt approximates their carrying amounts in the financial statements due to the short maturity of such instruments.

Long-Term Debt –At year-end, the Company did not have any outstanding borrowings under its Credit Facility (see Note 6). The Credit Facility borrowings are at

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
BWAY Corporation and Subsidiaries

market rates and the book value of any outstanding borrowings would approximate fair value. The fair value of the Company’s publicly traded, fixed rate, senior subordinated notes payable is based on the quoted market price.

Derivative Financial Instruments

The Company follows the disclosure requirements of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which requires that all derivative financial instruments be recognized as either assets or liabilities in the balance sheet. SFAS 133, as amended, requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

The Company’s policy on derivatives currently prohibits the use of derivatives for trading or hedging purposes. Additionally, the Company reviews its contracts to determine if they contain embedded derivatives requiring separate reporting and disclosure under SFAS 133, as amended. On October 2, 2000, the Company adopted SFAS 133, as amended, which did not have an impact on the Company’s financial position or results of operations.

Stock-Based Compensation

The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion 25, Accounting for Stock Issued to Employees, and related interpretations (“APB 25”). Accordingly, the Company is not required to record compensation expense when the exercise price of stock options granted to employees or directors is equal to or greater than the fair market value of the stock when the option is granted. Compensation expense for employees’ and directors’ stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of grant over the exercise price amount an employee or director must pay to acquire the stock. In October 1995, the Financial Accounting Standards Board (“FASB”) issued SFAS 123, Accounting for Stock-Based Compensation, which allows the Company to continue to follow the guidance of APB 25, but requires pro-forma disclosures of net income and earnings as if the Company had adopted the SFAS 123.

Earnings (Loss) Per Share

Basic earnings (loss) per share are determined by dividing the net income (loss) attributable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share gives effect to all dilutive potential common shares that were outstanding during the period.

Recent Accounting Pronouncements

The Emerging Issues Task Force reached a consensus in September 2000 regarding Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs, which requires companies to report shipping and handling fees and costs as a component of cost of sales. The Company adopted this consensus in the fourth fiscal quarter of 2001, the effect of which was offsetting increases in net sales and cost of sales in the consolidated statements of operations for all reported periods. Reclassifications of $19.1 million and $19.2 million for fiscal years 2001 and 2000, respectively, were reflected for all periods shown for comparative purposes.

In June 2001, the FASB issued SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. SFAS 142 changes the accounting for goodwill and other intangible assets. Upon adoption, goodwill will no longer be subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least annual assessments by reporting units for goodwill impairment based on fair value measurements. All other acquired intangibles will be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed or exchanged, regardless of the Company’s intent to do so. Other intangibles will be amortized over their useful lives.

SFAS 142 became effective for the Company at the beginning of fiscal 2003 (the implementation date). SFAS 142 requires a transitional impairment test as of the implementation date, which involves (1) identifying reporting units, (2) determining carrying value of each reporting unit by assigning assets and liabilities, including existing goodwill and intangible assets, to those reporting units, and (3) determining fair value of each reporting unit. If the carrying value of any reporting unit exceeds its fair value, then the amount of any goodwill impairment will be determined through a fair value analysis of each of the assigned assets (excluding goodwill) and liabilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
BWAY Corporation and Subsidiaries

The Company has begun the initial assessment of the Statement and does not expect a material impact on the Company’s financial position and results of operations related to goodwill and intangible assets.

At September 29, 2002, the carrying value of goodwill was $68.0 million and annual amortization expense associated with goodwill was approximately $2.3 million.

The Company must finalize the transitional impairment test before March 30, 2003. Following the transitional impairment test, the Company’s goodwill balances will be subject to annual impairment tests using the same process described above. If any impairment were indicated as a result of the annual test, an impairment charge would be recorded as part of income from operations.

In June 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of this Statement is effective for the Company for fiscal 2003. The Company believes the adoption of this Statement will not have an impact on its financial position and results of operations.

In August 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of this Statement is effective for the Company for fiscal 2003. The Company believes the adoption of this Statement will not have an impact on its financial position and results of operations.

In April 2002, the FASB issued SFAS 145, Recission of FASB Statements No. 4, 44, and 46, Amendment of FASB Statement No. 13, and Technical Corrections. This statement eliminates the current requirement that gains and losses on extinguishment of debt must be classified as extraordinary items in the statement of operations. Instead, the statement requires that gains and losses on extinguishment of debt be evaluated against the criteria in APB Opinion 30 to determine whether or not it should be classified as an extraordinary item. Additionally, the statement contains other corrections to authoritative accounting literature in SFAS 4, 44 and 46. The changes in SFAS 145 related to debt extinguishment become effective for the Company in fiscal 2003 and the other changes were effective for all financial statements issued on or after May 15, 2002.

In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement is effective for exit or disposal activities initiated after December 31, 2002, and requires these costs to be recognized as liabilities as incurred in periods following a commitment to an exit or disposal plan.

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Actual results may ultimately differ from estimates, although management does not believe such changes will materially affect the financial statements in any individual year.

2.	Inventories

Inventories consist of the following:

($ in thousands)	2002	2001
Inventories at FIFO cost
Raw materials	$4,451	$4,911
Work-in-progress	30,606	30,389
Finished goods	10,047	9,689

	45,104	44,989
LIFO reserve	(710)	365
Market reserve	—	(365)

Inventories, net	$44,394	$44,989

3.	Property, Plant and Equipment

Property, plant and equipment consist of the following:

($ in thousands)	2002	2001
Land	$1,684	$1,684
Buildings and improvements	13,016	12,693
Machinery and equipment	143,584	134,714
Furniture, fixtures and computer information systems	25,201	25,029
Construction-in-progress	8,504	7,908

	191,989	182,028
Less accumulated depreciation	(85,169)	(68,663)

Property, plan and equipment, net	$106,820	$113,365

For fiscal years 2002, 2001 and 2000, depreciation expense was $16.7 million, $17.5 million and $18.5 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
BWAY Corporation and Subsidiaries

4.	Goodwill and Other Intangible Assets

Intangible assets consist of the following:

($ in thousands)	2002	2091
Customer lists	$7,743	$7,743
Non-compete agreements	150	—

	7,893	7,743
Less accumulated amortization	(3,702)	(3,125)

Intangibles, net	$4,191	$4,618

For fiscal years 2002, 2001 and 2000, amortization expense related to goodwill and other intangible assets was $2.8 million, $3.2 million and $3.9 million, respectively.

In fiscal 2001, the Company recorded an impairment charge of approximately $0.5 million related to goodwill and $3.7 million for other intangible assets (see Note 12 for a discussion of the impairment charge).

5.	Accounts Payable and Accrued Salaries and Wages

Included in accounts payable and accrued salaries and wages at September 29, 2002 and September 30, 2001 are bank drafts issued and outstanding for which no rights of offset exist to cash and equivalents, as follows:

($ in thousands)	2002	2001
Bank drafts issued and outstanding that have not been presented for payment, included in:
Accounts payable	$19,771	$23,860
Accrued salaries and wages	1,171	1,492

Bank drafts issued and outstanding	$20,942	$25,352

6.	Long-Term Debt

Long-term debt consists of the following:

($ in thousands)	2002	2001
Senior subordinated notes, due 2007	$100,000	$100,000
Credit facility	—	12,808

Long-term debt	$100,000	$112,808

Senior Subordinated Notes

The Company has $100 million 10 1/4% Senior Subordinated Notes due 2007 (the “Notes”). Interest on the Notes is payable semi-annually in arrears on April 15 and October 15 of each year. The Notes are general unsecured senior subordinated obligations of the Company and are effectively subordinated to all secured indebtedness, as defined, of the Company to the extent of the value of the assets securing any such indebtedness.

        The Notes are redeemable, in whole or in part, at the option of the Company, on or after April 15, 2002 at the prices specified in the Notes (105.125% on April 15, 2002 declining annually to 100% on April 15, 2005). Upon the occurrence of a Change in Control, as defined in the indenture, the Company would be required to make an offer to repurchase the Notes at 101% of the principal amount plus accrued and unpaid interest to the date of repurchase. The merger contemplated (see Note 17) would constitute a Change in Control requiring the Company to tender an offer to repurchase the Notes prior to or concurrent with the consummation of the merger. The Company intends to pursue an issuance of new unsecured senior subordinated notes, the proceeds of which will be used to repurchase the Notes in accordance with the terms of the indenture.

The indenture contains certain restrictive covenants, including limitations on asset sales, additional indebtedness and mergers. The merger, if consummated, will constitute an event of default under the indenture. A condition to the closing of the merger requires the Company to obtain consents from the holders of at least 51% of the Notes agreeing to amendments to the indenture to permit the completion of the merger without a breach of the indenture. Under the Notes’ covenants, the Company is restricted in its ability to pay shareholder dividends and other restricted payments in an amount greater than $21.0 million at September 29, 2002.

BWAY is a holding company with no independent operations, although it incurs expenses on behalf of its operating subsidiaries. BWAY has no significant assets other than the common stock of its subsidiaries. All of the Company’s direct and indirect subsidiaries fully and unconditionally guarantee the Notes on a joint and several basis. The subsidiary guarantors are wholly owned by BWAY and constitute all of the direct and indirect subsidiaries of BWAY.

The fair value of the Notes at September 29, 2002 and September 30, 2001 was approximately $104.2 million and $97.5 million, respectively.

Credit Facility

On May 22, 2001, the Company entered into a new credit agreement with Bankers Trust Company (an affiliate of Deutsche Bank) as agent (“Credit Facility”). The Credit Facility is a $90 million secured, four-year agreement. Available borrowings under the Credit Facility are limited to a borrowing base that consists of $25 million related to fixed assets (“Fixed Asset Sub-limit”) and percentages of eligible accounts receivable and inventories. The common stock of the Company’s significant subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
BWAY Corporation and Subsidiaries

and substantially all of the Company’s assets secure the Credit Facility. The Credit Facility contains certain restrictive covenants, including covenants that prohibit the Company from paying shareholder dividends, making other restrictive payments or incurring additional indebtedness. Interest rates under the Credit Facility are either prime (as determined by Deutsche Bank AG, New York branch) plus an applicable rate margin or at LIBOR plus an applicable rate margin at the option of the Company. Initial borrowings under the Credit Facility were used to repay all obligations and terminate the Company’s then existing Credit Agreement. The Credit Facility expires May 22, 2005.

Associated with the Company’s new Credit Facility, a $0.4 million charge to write-off unamortized deferred financing costs associated with the previous credit agreement is reflected in the statement of operations as an extraordinary item net of its related tax benefit of $0.1 million. Additionally, the Company deferred approximately $2.3 million in financing costs related to the underwriting of the Credit Facility, which are being amortized to interest expense over the Credit Facility’s four-year term. At September 29, 2002 and September 30, 2001, approximately $1.5 million and $2.1 million, respectively, of the fees remained to be amortized.

At September 29, 2002, the Company had an available borrowing limit of $75.3 million under its $90 million Credit Facility and did not have any outstanding borrowings. At September 29, 2002, rate margins were 1.000% (prime) and 2.750% (LIBOR) and actual borrowing rates were 5.75% (prime) and 4.54% (LIBOR).

The Credit Facility prime rate margin is fixed at 1% for the term of the agreement. The LIBOR rate margin is set annually and is based on the Company’s ratio of indebtedness to earnings before interest, taxes, depreciation and amortization for the fiscal year ended. The LIBOR rate margin was 2.000% effective September 30, 2002.

The fair value of Credit Facility outstanding debt at September 30, 2001 was approximately $12.8 million. There were no outstanding borrowings under the Credit Facility at September 29, 2002.

The merger under the Merger Agreement (as defined and discussed in Note 17), if consummated, will constitute a Change of Control and an event of default (as defined in the Credit Facility) whereby all outstanding obligations could become immediately due and payable and the $90 million facility immediately terminated. However, pursuant to the Merger Agreement, Deutsche Bank has committed (subject to certain conditions) to amend the Company’s Credit Facility or provide for a new senior credit facility to accommodate the merger and other related transactions.

Credit Agreement

The Company terminated its previous credit agreement on May 22, 2001 using proceeds from the $90 million dollar Credit Facility. The terminated agreement was to expire June 17, 2002. Outstanding borrowings at the termination date were $50 million and approximately $0.4 million of deferred financing costs were charged off and recognized as an extraordinary loss.

7.	Stockholders’ Equity

Earnings Per Share

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for income before the extraordinary item:

	Years Ended
(in thousands, except per share amounts)	Sept 29 2002	Sept 30 2001	Oct 1 2000
Calculation of Basic Earnings (Loss) per Share
Net income (loss) before extraordinary item	$12,256	$(16,181)	$(2,918)

Weighted-average number of common shares outstanding	8,697	8,979	9,278

Basic earnings (loss) per share	$1.41	$(1.80)	$(0.31)

Calculation of Diluted Earnings (Loss) per Share
Net income (loss) before extraordinary item	$12,256	$(16,181)	$(2,918)

Weighted-average number of common shares outstanding	8,697	8,979	9,278
Effect of dilutive stock options	528	—	—

Weighted-average number of common shares outstanding assuming dilution	9,225	8,979	9,278

Diluted earnings (loss) per share	$1.33	$(1.80)	$(0.31)

Approximately 12,000 and 20,000 common stock equivalents were excluded from the fiscal 2001 and 2000, respectively, diluted loss per common share calculation because the effect was anti-dilutive.

Stock Option Plans

In February 2000, the Company adopted the Fourth Amendment and Restatement of the 1995 Long-Term Incentive Plan (the “Incentive Plan”), which increased the aggregate number of shares of common stock authorized for issuance thereunder from 1,825,000 to 2,425,000. Options granted thereunder generally become exercisable in installments of 33% per year on each of the first through third anniversaries of the grant. The Incentive

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
BWAY Corporation and Subsidiaries

Plan will terminate on May 31, 2005 unless terminated earlier by the Board of Directors. Termination of the Incentive Plan will not affect grants made prior to termination. The Incentive Plan authorizes grants of stock options to participants from time to time as determined by the Board’s Management Resources, Nominating and Compensation Committee. Options granted under the Incentive Plan may be incentive stock options as described in Section 422 of the Internal Revenue Code, non-qualified stock options, or a combination thereof. In the event of a change in control (as defined in the Incentive Plan), which includes the merger, all outstanding options become immediately vested and exercisable.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended
	Sept 29 2002	Sept 30 2001	Oct 1 2000
Calculation of Basic Earnings (Loss) per Share
Expected dividends	0.0%	0.0%	0.0%

Expected volatility	53.6%	55.3%	51.8%

Risk-free interest rate	5.33%	5.8%	6.0%

Expected lives (years)	4.7	4.7	6.9

A summary of the status of the Company’s stock option plans as of September 29, 2002 and changes during fiscal 2002, 2001 and 2000 are presented below:

	September 29, 2002		September 30, 2001		October 1, 2000
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding, beginning of the year	807,898	$5.40	1,770,775	$12.42	1,598,002	$14.07
Options exercised	(42,920)	7.32	—	—	—	—
Options granted	1,212,122	11.08	589,000	4.75	334,041	6.16
Options canceled	(46,736)	6.33	(1,551,877)	13.16	(161,288)	15.86

Outstanding, end of the year	1,930,364	8.90	807,898	5.40	1,770,775	12.42

Exercisable, end of year	957,280	9.17	127,818	7.11	1,068,490	13.34

Weighted average grant date fair value of options granted during the year		$5.63		$2.67		$4.04

The following table summarizes information about stock options outstanding:

	Exercise Price Range
	$4.438-$5.438	$6.000-$6.875	$10.45-$26.50	Total
Number of options outstanding	415,166	323,269	1,191,929	1,930,364
Weighted average exercise price	4.45	6.30	11.16	8.90
Weighted average remaining contractual life	8.0 years	7.6 years	9.0 years	8.5 years
Number of shares exercisable	134,176	208,708	614,396	957,280

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
BWAY Corporation and Subsidiaries

The fair value of options granted during the years ended September 29, 2002, September 30, 2001 and October 1, 2000, was $6.8 million, $1.6 million and $1.3 million, respectively. The Company applies APB Opinion 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company’s net income (loss) and earnings (loss) per share for each of the three years in the period ended September 29, 2002 would have been reduced (increased) to the pro forma amounts indicated below:

	Years Ended
(in thousands, except per share amounts)	Sept 29 2002	Sept 30 2001	Oct 1 2000
Net income (loss)
As reported	$12,256	$(16,488)	$(2,918)
Pro forma	8,321	(18,212)	(5,811)
Basic earnings (loss) per share
As reported	$1.41	$(1.84)	$(0.31)
Pro forma	0.96	(2.03)	(0.63)
Diluted earnings (loss) per share
As reported	$1.33	$(1.84)	$(0.31)
Pro forma	0.90	(2.03)	(0.63)

Pursuant to the Merger Agreement (see Note 17), all granted options outstanding immediately prior to the closing of the merger (except for certain options held by certain directors and officers of the Company that are subject to exchange agreements) will be canceled in exchange for a single cash payment (net of applicable taxes) equal to the product of (1) the excess, if any, of $20.00 over the option exercise price per share and (2) the number of shares subject to the option. For options with an exercise price equal to or greater than $20.00, such options will be canceled without any cash payment being made.

Effective with the closing of the merger (see Note 17), BCO Holding Company will assume the Incentive Plan and the plan will continue in effect as the “Holding 1995 Long-Term Incentive Plan”. For options subject to exchange agreements, which were entered into in conjunction with the merger, such will be converted into options to purchase shares of BCO Holding Company common stock immediately prior to the merger.

Stock Option Replacement Program

On July 27, 2001, the Company canceled approximately 1.2 million outstanding options with an exercise price of $9.00 or more in connection with the Company’s Stock Option Replacement Program. On January 29, 2002, the Company reissued approximately 1.2 million options to acquire a number of shares equal to the number of shares subject to options that were canceled. The new options have an exercise price of $11.05 per share, which is equal to the closing price of the Company’s Common Stock on January 28, 2002. Fifty percent of the new options issued to each person were immediately exercisable on January 29, 2002 and the remaining 50% will become exercisable on January 29, 2003. The reissued options expire January 29, 2012.

Shareholder Rights Plan

The Company has a Shareholder Rights Plan dated as of June 9, 1995 between the Company and Harris Trust & Savings Bank as Rights Agent, amended through November 26, 1997 (the “Rights Plan”), under which a preferred share purchase right is presently attached to and trades with each outstanding share of the Company’s common stock. The rights become exercisable and transferable apart from the common stock after a person or group other than an Exempt Person (as defined in the Rights Plan), without the Company’s consent, acquires beneficial ownership of, or the right to obtain beneficial ownership of, 15% or more of the Company’s common stock or ten business days after a person or group announces or commences a tender offer or exchange offer that could result in 15% ownership. Once exercisable, each right entitles the holder to purchase one fifteen-hundredth share of Junior Participating Series A Preferred Stock at an exercise price of $60 per share subject to adjustment to prevent dilution. The rights have no voting power and no current dilutive effect on earnings per common share. The rights expire on June 15, 2005 and are redeemable at the discretion of the Board of Directors at $.01 per share.

        If a person acquires 15% ownership, except in an offer approved by the Company under the Rights Plan, then each right not owned by the acquirer or related parties will entitle its holder to purchase, at the right’s exercise price, additional shares of common stock or common stock equivalents. In addition, after an acquirer obtains 15% ownership, if the Company is involved in certain mergers, business combinations, or asset sales, each right not owned by the acquirer or related persons will entitle its holder to purchase, at the right’s exercise price, additional shares of common stock of the other party to the transaction.

The Company and its Board have taken all necessary actions to render the Rights Plan inapplicable to the transactions contemplated by the merger.

Treasury Stock

During fiscal 2002, 2001 and 2000, the Company purchased 36,100, 565,012 and 81,100 shares of treasury

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
BWAY Corporation and Subsidiaries

stock for approximately $0.4 million, $2.0 million and $0.5 million, respectively. During fiscal 2002, the Company issued 42,920 shares from treasury for exercises of stock options.

The Company is restricted by the Credit Facility in the amount of treasury stock that may be purchased annually. Additionally, the Company is prohibited by the Merger Agreement (as defined and discussed in Note 17) from acquiring any further shares of its capital stock for treasury.

8.    Income Taxes

The Company files a consolidated federal income tax return. Deferred income taxes are provided to recognize the differences between the carrying amount of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.

The components of the provision for income taxes are as follows:

	Years Ended
($ in thousands)	Sept 29 2002	Sept 30 2001	Oct 1 2000
Current
Federal	$2,490	$(91)	$(303)
State	97	464	(32)
Deferred	6,969	(6,415)	1

Provision for income tax	$9,556	$(6,042)	$(334)

The provision for income taxes is reconciled with the federal statutory rate as follows:

	Years Ended
($ in thousands)	Sept 29 2002	Sept 30 2001	Oct 1 2000
Income tax at federal statutory rate	$7,634	$(7,778)	$(1,190)
State income taxes, net of federal income tax benefit	763	(778)	(119)
Nondeductible intangible amortization	724	1,867	671
Nondeductible merger-related transaction costs	569	—	—
Other, net	(134)	647	304

Provision for income tax	$9,556	$(6,042)	$(334)

Effective tax rate as a percentage of pretax income (loss)	43.8%	(27.2)%	(12.4)%

The components of deferred tax assets and liabilities are as follows:

($ in thousands)	2002	2001
Deferred tax liabilities
Property, plant and equipment	$22,109	$22,732
Inventory	1,575	1,417
Intangible assets	2,506	1,899
Other	593	1,250

Total deferred tax liabilities	26,783	27,298

Deferred tax assets
Restructuring reserves	1,091	2,617
Employee benefits	6,364	5,840
Customer claims/ rebates	1,509	1,565
Net operating loss carryforward	—	6,621
Accounts receivable	681	289
Inventory	2,339	2,888
Other	1,322	970

Total deferred tax assets	13,306	20,790

Deferred tax liability, net	$13,477	$6,508

Current deferred tax asset, net	$(5,388)	$(11,880)
Noncurrent deferred tax liability, net	18,865	18,388

Deferred tax liability, net	$13,477	$6,508

As of September 29, 2002, the Company has fully utilized its net operating loss carryforwards and has recognized $0.5 million related to alternative minimum tax credit carryforwards. The credit carryforwards have no expiration date.

9.    Lease Commitments

The Company leases warehouses, office space, and vehicles under operating leases and leases equipment under operating and capitalized leases. Rent expense during each of the last three fiscal years was approximately $5.4 million (2002), $5.3 million (2001) and $6.2 million (2000).

On August 20, 1999, the Company sold and leased back its Cincinnati, Ohio manufacturing facility. The selling price was $10.4 million and, after deducting closing costs of $0.6 million, the Company recorded a deferred gain on the sale of $2.3 million, which is being amortized over the life of the lease. The amortization of the deferred gain recorded in earnings was $0.1 million in each of fiscal 2002 and 2001. The lease term is 20 years with annual lease payments of approximately $1.1 million. The lease has two five-year renewal terms that run consecutively after the basic term. The lease is accounted for as an operating lease for financial reporting purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
BWAY Corporation and Subsidiaries

At September 29, 2002, future minimum lease payments under non-cancelable capitalized and operating leases are as follows:

($ in thousands)	Capitalized Leases	Operating Leases
Fiscal year
2003	$85	$5,023
2004	85	4,822
2005	85	3,539
2006	68	3,128
2007	18	2,590
Years subsequent to 2007	—	15,581

Total minimum lease payments	341	$34,683

Less imputed interest	(50)
Present value of minimum capitalized lease payments	291

Current portion	66

Long-term capitalized lease obligations	$225

10.	Profit Sharing and Pension Plans

The Company has qualified profit sharing and savings plans for specified employees. These plans are defined contribution plans that provide for employee contributions with a Company matching provision, and for certain employees a deferred profit sharing component funded by the Company. The Company’s net contributions to the profit sharing and savings plans for each of the last three fiscal years were approximately $1.5 million (2002), $1.4 million (2001) and $1.5 million (2000).

Post-Retirement Benefit Plan

In fiscal 1998, the Company reached new collective bargaining agreements with unions representing approximately 34% of the hourly employees at the Cincinnati, Ohio facility. The provisions of the agreements substantially eliminated unvested post-retirement medical benefits provided by the Company resulting in the recording of a curtailment gain of approximately $1.2 million in fiscal 2000.

As of September 29, 2002, in accordance with the terms of the remaining two applicable collective bargaining agreements, the Company continues to offer post-retirement medical coverage to certain union employees who retire from employment at the Cincinnati facility. The following table reflects the change in benefit obligation and plan assets and the accrued benefit cost associated with these benefits:

($ in thousands)	2002	2001
Changes in benefit obligation
Benefit obligation, beginning of the year	$4,144	$4,096
Service cost	2	—
Interest cost	302	350
Actuarial (gain)/ loss	1,705	(102)
Benefits paid	(256)	(200)

Benefit obligation, end of the year	5,897	4,144

Change in plan assets
Employer contributions	256	200
Benefits paid	(256)	(200)

Fair value of plan assets, end of year	—	—

Funded status	(5,897)	(4,144)
Unrecognized net actuarial (gain)/ loss	776	(953)

Accrued benefit cost	$(5,121)	$(5,097)

Weighted-average assumptions as of year-end	6.75%	7.50%

For measurement purposes, a 12% and 9.0% annual rate of increase in the post 65 per capita cost of covered health care benefits and a 10.0% and 7.5% annual rate of increase in the pre 65 per capita cost of covered health care benefits were assumed for 2002 and 2001, respectively. In 2002, the rates were assumed to decrease by 0.5% per year to 5.5% and remain at that level thereafter. In 2001, the rates were assumed to decrease by 0.5% per year to 4.5% and remain at that level thereafter.

	Years Ended
($ in thousands)	Sept 29 2002	Sept 30 2001	Oct 1 2000
Components of net periodic benefit cost
Service cost on benefits earned	$2	$—	$8
Interest cost on accumulated postretirement benefit obligation	302	350	380
Amortization of actuarial gain	(24)	(22)	(10)

Net periodic benefit cost	280	328	378

Curtailment gain	—	—	(1,171)

Net effect charged to results from continuing operations	$280	$328	$(793)

Assumed healthcare cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trends would have the following effects:

($ in thousands)	2002
1% increase in assumed health care cost trends

Effect on total service and interest cost components	$52

Effect on postretirement benefit obligation	752

1% decrease in assumed health care cost trends

Effect on total service and interest cost components	$(43)

Effect on postretirement benefit obligation	(627)

11.	Related Party Transactions

The Company leases a manufacturing facility and a warehouse under operating leases in Elizabeth, New Jersey from a partnership in which a former director and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
BWAY Corporation and Subsidiaries

former member of the Company’s management is a partner. The leases run concurrently and initially expire on September 30, 2004 with an option to extend for a five-year term to September 30, 2009. The annual lease expense is $0.9 million for the initial term and $0.9 million adjusted for inflation at October 1, 2004 for the five-year extended term.

As discussed in Note 12, the Company discontinued operations at the Elizabeth facility in September 2001. The Company continues to use the Elizabeth warehouse and is actively marketing the manufacturing facility for sublease. As discussed below, in fiscal 2002 the Company has reserved an additional $1.2 million in the restructuring liability to cover on-going lease commitments. Lease costs associated with the vacant manufacturing facility are charged against the restructuring liability in future periods net of any sublease benefits. Any charges in excess of the restructuring reserve will be charged against earnings as they are incurred.

12.	Restructuring and Impairment Charge

Fiscal 2002 Restructuring and Impairment

In June 2002, the Company recorded an additional restructuring charge of $1.2 million related to on-going lease commitments at its closed Elizabeth, New Jersey manufacturing facility. The charge represented a change in estimated net future lease payments included in the original $21.5 million restructuring charge recorded in the third quarter of fiscal 2001. In June 2001, the Company anticipated subleasing the Elizabeth facility within 12 months; however, due to both the weakened general economy and the weakened real estate market, the Company revised its estimated facility closure costs to allow it additional time to locate a subtenant.

Fiscal 2001 Restructuring and Impairment

In June 2001, the Company recorded a $21.5 million restructuring and impairment charge related primarily to a manufacturing and cost structure rightsizing plan. The $21.5 million charge included $16.2 million for asset impairments and $5.3 million for restructuring charges. The asset impairments related to the write off of $0.5 million in goodwill, $3.7 million in other intangibles and $12.0 million in redundant equipment at manufacturing facilities to be closed. The redundant equipment was taken out of service in June 2001. Facility closure costs consisting primarily of future lease obligations, related to the closing of the Company’s manufacturing facilities in Elizabeth, New Jersey and Garland, Texas. All 208 of the planned employee terminations were completed by September 30, 2001.

In the third fiscal quarter of 2001, as part of the Company’s restructuring plan, the Company sold the majority of the equipment, inventories and accounts receivable of its Platemasters facility, which provided pre-press services both to the Company and outside customers. The Platemasters assets were sold for $0.5 million, which approximated book value. In conjunction with the sale, the buyer and the Company executed an agreement whereby the buyer would be the exclusive supplier of certain pre-press services to the Company for a term of three years at market rates.

Fiscal 2000 Restructuring and Impairment

In February 2000, the Company recorded a restructuring and impairment charge related to the closing of two administrative offices, the termination of 89 employees and the write-down of equipment held for disposal. The restructuring and impairment charge totaled $5.9 million and consisted of the following: $1.1 million related to administrative office closings, $1.1 million related to severance, $0.7 million related to contracts and other miscellaneous costs and $3.0 million related to impairments of equipment held for disposal. Both administrative offices were closed and all 89 employees were terminated in fiscal 2000.

In addition to the $5.9 million restructuring and impairment charge in fiscal 2000, the Company recorded $2.5 million in additional depreciation related to the shortened useful lives of certain computer systems.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
BWAY Corporation and Subsidiaries

Details of the restructuring liabilities included in other current liabilities are as follows:

($ in millions)	Severance Costs	Facility Closure Costs	Other	Total
Balance, Oct 3, 1999	$0.1	$0.3	$—	$0.4

New charges	1.1	1.1	0.7	2.9
Expenditures	(1.1)	(1.0)	(0.3)	(2.4)

Balance, Oct 1, 2000	0.1	0.4	0.4	0.9

New charges	0.5	4.7	0.1	5.3
Expenditures	(0.4)	(1.7)	(0.3)	(2.4)

Balance, Sept 30, 2001	0.2	3.4	0.2	3.8

New charges	—	1.2	—	1.2
Expenditures	(0.2)	(1.8)	(0.2)	(2.2)

Balance, Sept 29, 2002	$—	$2.8	$—	$2.8

13.	Assets Held for Sale

In connection with facility closures prior to fiscal 2001, $1.0 million of real property and $1.2 million of real property and machinery and equipment was held for sale at September 29, 2002 and September 30, 2001, respectively. This property includes $0.1 million of land (2002 and 2001), $0.9 million of buildings (2002 and 2001) and $0.2 million in equipment (2001) for sale at September 29, 2002 and September 30, 2001.

During the first quarter of fiscal 2002, the Company sold the $0.2 million in surplus equipment for approximately $0.5 million. The remaining $1.0 million in land and buildings relates to the closed Thompson manufacturing facility in Dallas, Texas. The Company is actively marketing the property for sale.

During the third quarter of fiscal 2001, the Company sold the Chicago, Illinois metal services land and building for $5.2 million resulting in a net gain of $0.9 million. During the fourth quarter of fiscal 2000, the Company sold the Alsip, Illinois facility for $2.3 million resulting in a net gain of $0.4 million.

14.	Contingencies

Environmental

The Company is subject to a broad range of federal, state and local environmental, health and safety laws, including those governing discharges to air, soil and water, the handling and disposal of hazardous substances and the investigation and remediation of contamination resulting from the release of hazardous substances. The Company believes that it is in material compliance with all applicable environmental, health and safety laws, though future expenditures may be necessary in order to maintain such compliance, including compliance with air emission control requirements for volatile organic compounds. In addition, in the course of its operations, the Company uses, stores and disposes of hazardous substances. Some of its current and former facilities are currently involved in environmental investigations and remediations resulting from releases of hazardous substances or the presence of other constituents. While the Company does not believe that any investigation or remediation obligations that it has identified will have a material adverse effect on its operating results or financial condition, there are no assurances that such obligations will not arise in the future. Many of its facilities have a history of industrial usage for which investigation and remediation obligations could arise in the future and which could have a material adverse effect on its operating results or financial condition.

        In 1999, the Company entered into a consent order with Owens-Illinois, Inc. and the Georgia Department of Natural Resources to investigate and remediate contamination detected at its Homerville, Georgia facility. Pursuant to the terms of the consent order, the Company has been conducting removal activities related to certain contaminants released at the facility. Owens-Illinois has been addressing other contaminants released at the facility. The Company is also discussing with Owens-Illinois a possible allocation of costs related to the excavation and removal of buried drums and containers that were discovered at the Homerville facility in December 2001.

In addition, a waste disposal area was uncovered at the Company's Cincinnati, Ohio facility. In early 2002, Ball Corporation, the prior owner of the facility, agreed to address the waste disposal area to the satisfaction of state and county authorities, pursuant to its indemnification obligations to the Company. While there are certain limitations on Ball's indemnification, the Company does not believe that it will incur material costs for this issue.

From time to time, the Company receives requests for information or is identified as potentially responsible parties pursuant to the Federal Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws with respect to off-site waste disposal sites utilized by its current or former facilities or its predecessors in interest. The Company does not believe that any of these identified matters will have a material adverse effect on its operating results or financial condition.

Reserves for environmental liabilities are recorded when environmental investigation and remediation obligations are probable and related costs are reasonably estimable. The Company had a reserve of approximately $0.4 million for environmental investigation and remediation obligations as of September 29, 2002; however, there can be no guarantee that future expenditures will not exceed the amount reserved.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
BWAY Corporation and Subsidiaries

Litigation

On October 2, 2002, a plaintiff purportedly representing a putative class of public stockholders filed a civil action against the Company, its board of directors and a former director and executive officer of the Company. The plaintiff alleges, among other things, that the individual defendants breached their fiduciary duties of due care and loyalty to the Company’s public shareholders and failed to exercise ordinary care and diligence in the exercise of their fiduciary duties by failing to announce an active auction, open bidding or other procedures to maximize shareholder value. The complaint seeks injunctive relief, monetary damages, costs and other relief. The Company believes the lawsuit is without merit and intends to defend against it vigorously.

The Company is involved in legal proceedings from time to time in the ordinary course of business. The Company believes that the outcome of these proceedings will not have a material effect on the Company’s financial condition or results of operations. At September 29, 2002, the Company has accrued approximately $0.3 million related to pending litigation matters.

Letters of Credit

At September 29, 2002, a bank had issued standby letters of credit on behalf of the Company in the aggregate amount of $3.2 million in favor of the Company’s workers’ compensation insurer and purchasing card vendor.

Collective Bargaining Agreements

At September 29, 2002, approximately 32% of the Company’s hourly employees were subject to union collective bargaining agreements. Two of the collective bargaining agreements, representing approximately 57% of the Company’s union employees, will expire in fiscal 2003.

15.	Customers

The Company sells its metal containers to a large number of customers in numerous industry sectors. To reduce credit risk, the Company sets credit limits and performs ongoing credit evaluations. Sales to the Company’s ten largest customers amounted to approximately 45% in fiscal 2002 and approximately 43% in fiscal 2001 and to approximately 33% in fiscal 2000 of the Company’s sales. There were no sales exceeding 10% of the Company’s sales to a particular customer in any of fiscal 2002, 2001 or 2000.

Although the Company’s exposure to credit risk associated with nonpayment is affected by conditions with the customers’ industries, the outstanding balances are substantially current and are materially within terms and limits established by the Company.

The Company sells its products and services primarily in North America. In fiscal 2002, 2001 and 2000, the Company’s sales to customers located outside the United States were less than five percent of total net sales.

The following is a summary of revenue for the Company’s products and services:

	Years Ended

($ in thousands)	Sept 29 2002	Sept 30 2001	Oct 1 2000

General line containers	$437,643	$397,174	$393,372
Material center services	73,366	63,360	73,749
Ammunition boxes	16,592	14,505	12,654

Total net sales	$527,601	$475,039	$479,775

16.	Sale of Equity Securities

During fiscal 2002, the Company received stock from the demutualization of an insurance company of which the Company was a policyholder. The Company accounted for the stock received at fair value. The Company sold the stock upon receipt and recognized a $0.4 million gain, which is included in other income.

17.	Subsequent Event

The Merger

On September 30, 2002, BWAY Corporation (the “Company” or “BWAY”), BCO Holding Company (“Holding”), an affiliate of Kelso & Company, L.P. (“Kelso”), and BCO Acquisition, Inc. (“BCO Acquisition”), a wholly-owned subsidiary of Holding, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which all outstanding shares of the Company’s common stock (with the exception of (1) some equity interests owned by certain directors, officers and their family members that will be exchanged for equity interests in Holding immediately prior to the merger and (2) shares held by stockholders that properly exercise their statutory appraisal rights) will be acquired for $20.00 per share in cash. The continuing investors include certain members of the Company’s board of directors and other members of the Company’s senior management.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
BWAY Corporation and Subsidiaries

The merger has been unanimously approved by the Company’s Board of Directors based on the unanimous recommendation of a special committee, which was comprised of independent members of the Board; however, the merger is subject to stockholder and regulatory approvals.

If the Company’s stockholders approve the merger and other conditions to the closing are satisfied or waived, BCO Acquisition will be merged with and into BWAY, with BWAY remaining as the surviving corporation. BWAY will be a wholly owned subsidiary of Holding, which will be owned by affiliates of Kelso and certain BWAY continuing investors. The Company’s common stock will no longer be listed on the New York Stock Exchange and registration of the common stock under the Exchange Act will be terminated. The intended completion date of the merger is on or before February 28, 2003.

Conditions to the Merger

The obligations of Holding and BCO Acquisition to complete the merger are subject to a variety of closing conditions, which include:

•	Availability of debt financing,

•	Expiration or termination of the waiting period under antitrust laws and the receipt of all other significant consents from governmental entities,

•
Tender of at least 51% of the Senior Subordinated Notes (see Note 6) pursuant to a tender offer and the receipt of consents from the holders of these Notes agreeing to amendments to the indenture to permit the completion of the merger without a breach of the indenture,

•	Absence of legal prohibitions to the merger, and

•	Receipt of an opinion as to the solvency of the Company immediately after giving effect to the merger.

Financing

The following arrangements are in place to provide the necessary financing for the merger, including payment of transaction fees and expenses:

•
BCO Acquisition has received a commitment from Deutsche Bank to provide (subject to certain conditions) a senior secured revolving credit facility of up to $90 million (through the amendment of the Company’s current Credit Facility (see Note 6) or through a new senior credit facility),

•
An affiliate of the Company intends to pursue an issuance of new unsecured senior subordinated notes to be assumed by BWAY upon closing of the merger. The interest rate and other terms of the new unsecured senior subordinated notes will depend upon interest rate and market conditions at the time of their issuance. If the notes are not issued, Deutsche Bank has committed to provide (subject to certain conditions) an unsecured senior bridge loan of up to $190 million,

•	BWAY has received commitment from Kelso to provide (subject to certain conditions) up to $81.2 million of the equity financing required for the merger, and

•	The continuing investors have agreed to exchange some of their equity interests in BWAY into equity interests of Holding immediately prior to the merger.

Financial Advisory Fees

Upon completion of the merger, the Company will pay Kelso a fee of approximately $5.0 million in connection with the merger and will enter into a financial advisory agreement with Kelso for approximately $0.5 million annually plus reasonable reimbursement of Kelso’s expenses.

Merger and Transaction Costs

The Company has recognized approximately $1.5 million in merger-related transaction costs in fiscal 2002. These costs relate primarily to the fairness opinion from the independent financial advisor to the special committee, legal and other advisory fees and expenses, and special committee retainer and meeting fees and expenses.

Termination

The merger agreement may be terminated under certain circumstances. In particular, if the merger has not been completed by February 28, 2003, the Company, Holding or BCO Acquisition can unilaterally terminate the Merger Agreement (unless the failure to fulfill any obligation or other breach of the merger agreement caused or resulted in the failure to close by February 28, 2003).

If the Merger Agreement is terminated under certain circumstances, the Company will be required to pay Kelso a $6.0 million termination fee. In addition, the Company will be required to reimburse Kelso for all of its out-of-pocket expenses incurred in connection with the merger up to a maximum amount of $4.0 million if the Merger Agreement is terminated under certain circumstances. Under certain circumstances, the termination fee that may become payable will be reduced to $3.0 million (instead of $6.0 million) and the maximum amount of any expense reimbursement will be increased to $7.0 million (instead of $4.0 million).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
BWAY Corporation and Subsidiaries

18.    Quarterly Results of Operations (Unaudited)

($ in thousands, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Totals
Fiscal Year 2002
Net sales	$117,330	$128,656	$142,142	$139,473	$527,601

Gross profit (excluding depreciation and amortization)	12,887	16,049	21,168	20,709	70,813

Net income	937	2,548	4,848	3,923	12,256

Basic earnings per common share	0.11	0.29	0.56	0.45	1.41

Diluted earnings per common share	0.10	0.28	0.51	0.41	1.33

Fiscal Year 2001
Net sales	$107,574	$115,184	$128,162	$124,119	$475,039

Gross profit (excluding depreciation and amortization)	8,969	10,479	15,970	14,537	49,955

Net income (loss) before extraordinary item	(1,848)	(1,802)	(13,833)	1,302	(16,181)

Net income (loss)	(1,848)	(1,802)	(14,143)	1,305	(16,488)

Basic and diluted earnings (loss) per common share before extraordinary item	(0.20)	(0.20)	(1.56)	0.15	(1.80)

Basic and diluted earnings (loss) per common share	(0.20)	(0.20)	(1.60)	0.15	(1.84)

Fiscal Year 2000
Net sales	$111,218	$124,864	$126,211	$117,482	$479,775

Gross profit (excluding depreciation and amortization)	11,337	17,368	18,675	9,561	56,941

Net income (loss)	(966)	(1,323)	1,826	(2,455)	(2,918)

Basic and diluted earnings (loss) per common share	(0.10)	(0.14)	0.20	(0.26)	(0.31)

Earnings per share calculations for each quarter are based on the weighted-average shares for that period. As such, the sum of the quarterly amounts may not equal the annual earnings per share. In periods with a net loss, basic and diluted net loss per common share are the same because the effect of an assumed exercise of stock options was anti-dilutive. In certain periods with net income, basic and diluted net income per common share are the same due to the nominal dilutive effect of assumed stock option exercises.